Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

Prospectus Supplement No. 21

(to Prospectus dated May 13, 2022)

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 21”) is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (as supplemented to date, the “Prospectus”) related to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in the Prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”), with the information contained in Item 5.07 of our Current Report on Form 8-K dated May 24, 2023, filed with the Securities and Exchange Commission (“SEC”) on May 31, 2023 (the “May 24, 2023 Form 8-K”). Accordingly, we have attached the May 24, 2023 Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.” On May 30, 2023, the last sale price of our common stock, as reported on the NYSE was $23.27 per share.

We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by the Prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2023

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee		37421-6000
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 423 855-0001

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value, with associated Stock Purchase Rights	CBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 24, 2023, CBL & Associates Properties, Inc. (the “Company”) held its annual meeting of shareholders. The matters that were submitted to a vote of shareholders and the related results are as set forth below. (Total votes cast for each nominee or matter, as well as broker non-votes, may vary due to the rounding of fractional shares included in the totals.)

1. The following directors were elected to serve for a term of one-year and until their respective successors are duly elected and qualified:

Director Nominee	Votes Cast For	Votes Withheld	Broker Non-Votes
Stephen D. Lebovitz	26,622,011	200,965	2,063,012
Marjorie L. Bowen	26,585,252	237,724	2,063,012
David J. Contis	26,669,624	153,352	2,063,012
David M. Fields	25,703,089	1,119,887	2,063,012
Robert G. Gifford	26,581,587	241,389	2,063,012
Jeffrey Kivitz	26,541,249	281,727	2,063,012

2. Shareholders ratified the selection of Deloitte & Touche, LLP as the Company’s independent registered public accountants for its fiscal year ending December 31, 2023. The votes were as follows:

For	Against	Abstentions	Broker Non-Votes
28,791,079	88,430	6,479	None

3. Shareholders approved, on an advisory basis, the Company’s executive compensation program for its named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting. The votes were as follows:

For	Against	Abstentions	Broker Non-Votes
26,408,437	400,011	14,528	2,063,012

4. Shareholders approved, on an advisory basis, every one year as the preferred frequency for holding future advisory votes on the Company’s executive compensation program, as recommended by the Board of Directors (which will take such vote into account in making its final decision on the matter). The votes were as follows:

Every One Year	Every Two Years	Every Three Years	Abstentions	Broker Non-Votes
26,688,972	4,988	75,320	53,696	2,063,012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

Date:	May 31, 2023	By:	/s/ Jeffery V. Curry
Jeffery V. Curry Chief Legal Officer and Secretary